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EXHIBIT 10.30

[GRAPHIC]

BUSINESS FINANCING MODIFICATION AGREEMENT

        The business Financing Modification Agreement is entered into as of April 5, 2007, by and between AML Communications, Inc. (the "Borrower") and Bridge Bank, National Association ("Lender").

1.    DESCRIPTION OF EXISTING INDEBTEDNESS:    Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated July 8, 2004 by and between Borrower to Lender, as may be amended from time to time, (the "Business Financing Agreement"). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

        Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness" and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the "Existing Documents."

2.    DESCRIPTION OF CHANGE IN TERMS.

          A.    Acknowledgement of Existing Indebtedness:

      Borrower hereby acknowledges that, as of the date hereof, Borrower owes to Lender an unpaid principal amount of (i) $140,841.29 from Equipment Loan 1 Advances (the "Unpaid Equipment Loan 1 Advances"), and (ii) $329,563.81 from Equipment Loan 3 Advances (the "Unpaid Equipment Loan 3 Advances"), and such unpaid principal balances will continue to amortize under the current payment schedules until they are paid in full. No principal amount is currently owed from Formula Advances.

      Borrower hereby also acknowledges that Equipment Loan 1 Advances, Equipment Loan 2 Advances, or Equipment Loan 3 Advances are no longer available to Borrower.

          B.    Modification(s) to Business Financing Agreement:

          1)    Effective as of the date hereof, the following defined terms in Section 1.1, entitled "Definitions" are hereby amended to read as follows:

      "Credit Limit" means the sum of (i) Formula Credit Limit, (ii) Unpaid Equipment Loan 1 Advances, (iii) Unpaid Equipment Loan 3 Advances, and (iv) Equipment Loan 4 Credit Limit.

      "Equipment Advance" means an Equipment Loan 1 Advance, an Equipment Loan 2 Advance, an Equipment Loan 3 Advance, or an Equipment Loan 4 Advance as set forth in Section 2.3.

      "Finance Charge Percentage" means a rate per year equal to (a) the Prime Rate plus .25% with respect to Formula Advances, (b) the Prime Rate plus 2.00% with respect to Equipment Loan 1 Advances and Equipment Loan 2 Advances, and (c) the Prime Rate plus .50% with respect to Equipment Loan 3 Advances and Equipment Loan 4 Advances.

      "Overadvance" means, (a) the amount, if any, by which the total amount of Formula Advances then outstanding exceeds the lesser of the Formula Credit Limit or the Borrowing Base; (b) the entire amount of any advances made on or after April 5, 2007 as Equipment Loan 1 Advance, Equipment Loan 2 Advance, or Equipment Loan 3

      Advance, or (c) the amount, if any, by which the total amount of Equipment Loan 4 Advances exceeds $600,000.

          2)    The following defined terms are hereby inserted to Section 1.1, entitled "Definitions":

      "Equipment Loan 4 Advance" has the meaning set forth in Section 2.3 (e) hereof.

      "Equipment Loan 4 Credit Limit" means $600,000.00.

      "Equipment Loan 4 Facility Fee" means a fee equal to $2,500.00 due upon execution of this Business Financing Modification Agreement.

      "Equipment Loan 4 Maturity Date" means April 5, 2010.

          3)    Section 2.3, entitled "Equipment Advances", is hereby amended to include the following subsection:

      (e) Subject to the terms and conditions of this Agreement, from the date hereof, through and including October 5, 2007, Borrower may request Equipment Advances of up to the Equipment Loan 4 Credit Limit to finance the acquisition of Equipment (each an "Equipment Loan 4 Advance"). Any amounts borrowed, even if repaid before the Equipment Loan Maturity Date, permanently reduces the Equipment Loan 4 Credit Limit. Each Equipment Loan 4 Advance shall not exceed 100% of the invoice price of Equipment approved by Lender from time to time, and shall be in an amount of at least $50,000. The Equipment Borrower submitted for financing under this Section shall be purchased no earlier than 90 days prior to the date of this Business Financing Modification Agreement. On the last day of each month beginning with the month in which the initial Equipment Loan 4 Advance is made, Borrower shall pay Lender all accrued Finance Charges on all outstanding Equipment Loan 4 Advances during such month. The principal amount of all Equipment Loan 4 Advances outstanding on October 5, 2007 shall be repaid in thirty (30) equal monthly installments of principal, plus all accrued Finance Charges, beginning on October 31, 2007 and continuing on the last day of each month thereafter until the earlier of the Equipment Loan 4 Maturity Date, or the date on which all Equipment Loan 4 Advances and all accrued Finance Charges are paid in full.

          4)    The following subsection is hereby inserted to Section 3, entitled "Fees":

      (d) Equipment Loan 4 Facility Fee.    Borrower shall pay Lender the Equipment Loan 4 Facility Fee upon execution of this Business Financing Modification Agreement.

3.    CONSISTENT CHANGES.    The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.    PAYMENT OF EQUIPMENT LOAN 4 FACILITY FEE.    Borrower shall pay Lender the Equipment Loan 4 Facility Fee as defined hereof upon execution of this Business Financing Modification Agreement, plus all out-of-pocket expenses.

5.    NO DEFENSES OF BORROWER/GENERAL RELEASE.    Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a "Releasing Party") acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party's assurance that it has no claims against Lender or any of Lender's officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender's and entity's officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

        "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender's actions to exercise any remedy available under the Agreement or otherwise.

6.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7.    CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon payment of the Equipment Loan 4 Facility Fee.

8.    COUNTERSIGNATURE.    This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:
AML COMMUNICATIONS, INC.		BRIDGE BANK, NATIONAL ASSOCIATION
By:	/s/ JACOB INBAR	By:	/s/ MICHAEL LEDERMAN
Name:	Jacob Inbar	Name:	Michael Lederman
Title:	Pres.	Title:	Vice President

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  EXHIBIT 10.30
BUSINESS FINANCING MODIFICATION AGREEMENT